As filed with the Securities and Exchange Commission on August 22, 2016.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALJ REGIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4082185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

244 Madison Avenue, PMB #358 New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan

Outstanding Options Granted by Registrant

(Full title of the plan(s))

Jess Ravich

Executive Chairman and Chairman of the Board

ALJ Regional Holdings, Inc.

244 Madison Avenue, PMB #358, New York, NY 10016

(Name and address of agent for service)

(212) 883-0083

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, to be issued pursuant to the ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan	2,000,000	$4.745 (2)	$9,490,000	$955.64
Common Stock, par value $0.01 per share, issued pursuant to outstanding options	2,284,000	$2.15 (3)	$4,910,600	$494.50
TOTAL	4,284,000			$1450.14
(1)

The shares registered hereunder include (i) 2,000,000 shares of common stock reserved for issuance under the ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan and (ii) 2,284,000 shares of common stock reserved for issuance pursuant to outstanding options issued outside of the ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan (the “Outstanding Options”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration

Statement includes an indeterminate number of additional shares which may be offered to prevent dilution from stock splits, stock dividends, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this Registration Statement has been calculated based on the average of the high and low prices of the Registrant’s common stock as reported by NASDAQ on August 16, 2016.

(3)	Reflects the weighted average exercise price per share of the Outstanding Options.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                      Plan Information.*

Item 2.                                      Registrant Information and Employee Plan Annual Information.*

* The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents previously filed by ALJ Regional Holdings, Inc. (the “Company” or “Registrant”) with the Commission, are incorporated by reference in this Registration Statement:

(a)The Registrant’s registration statement on Form 10-12B/A filed with the Commission on April 22, 2016 (the “Form 10”), which includes audited financial statements for the Registrant’s latest fiscal year;

(b)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the audited financial statements described in (a) above; and

(c)The description of the Company’s common stock, par value $0.01 per share, contained in the Form 10, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporations Law (the “DGCL”), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Restated Certificate of Incorporation (as amended further by that certain First Amendment to Restated Certificate of Incorporation, the “Certificate of Incorporation”), provides that none of our directors will be personally liable to us or our stockholders for monetary damages for or with respect to any acts or omissions in the performance of such person’s duties as a director, except to the extent required by law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Our Certificate of Incorporation provides that we may indemnify, and advance expenses to, our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer. We have also entered into individual indemnification agreements with each of our directors.

Item 7. Exemption for Registration Claimed

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description of Exhibit

5.1	Opinion of Shearman & Sterling LLP regarding the legality of the securities being registered

10.1	ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Form of Outstanding Option

Item 9.Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 18th day of August, 2016.

ALJ REGIONAL HOLDINGS, INC.
By:/s/ Jess Ravich
Jess Ravich
Executive Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Jess Ravich and T. Robert Christ, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jess Ravich	Chairman of the Board, Executive Chairman	August 18, 2016
Jess Ravich	and Director (Principal Executive Officer)

/s/ T. Robert Christ	Chief Financial Officer	August 22, 2016
T. Robert Christ	(Principal Financial Officer)

/s/ Michael Borofsky	Director	August 19, 2016
Michael Borofsky

/s/ Hal Byer
Hal Byer	Director	August 18, 2016

/s/ Robert Scott Fritz
Robert Scott Fritz	Director	August 19, 2016

/s/ Margarita Palau Hernandez
Margarita Palau Hernandez	Director	August 19, 2016

/s/ Rae Ravich
Rae Ravich	Director	August 22, 2016

/s/ Marc Reisch
Marc Reisch	Director	August 22, 2016

/s/ John Scheel
John Scheel	Director	August 18, 2016

/s/ Anna Van Buren
Anna Van Buren	Director	August 19, 2016